Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

BiomX Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	5,310,933	$4.35	$23,102,558.55	0.0001381	$3,190.46

Total Offering Amounts:							$23,102,558.55		3,190.46
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,190.46

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Represents an aggregate of 5,310,933 shares of Common Stock issuable upon the conversion of shares of Series Y convertible preferred stock, upon exercise of certain warrants or upon issuance of certain dividends.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on February 6, 2026, which such date is within five business days of the filing of this registration statement, of $4.35 per share.